Live Oak Bancshares Appoints Yousef A. Valine to Board of Directors

WILMINGTON, N.C. (September 19, 2022) – Live Oak Bancshares announced the appointment of Yousef A. Valine to its board of directors effective September 15, 2022. Valine has also been appointed to the board of directors of Live Oak Bank.

“We are very pleased to welcome Yousef to our board of directors,” said Live Oak Bancshares Chairman and CEO James S. (Chip) Mahan III. “He brings exceptional perspective and depth of experience in financial services and will be a valuable addition as Live Oak continues on its mission to be America’s small business bank.”

Valine has more than 37 years of broad experience in financial services, including 24 years at Wachovia and 13 years as First Horizon Corporation. His leadership and expertise span credit, market and operational risk management, regulatory relations, management and board governance, Community Reinvestment and Bank Secrecy Acts, operations, information technology, treasury services, finance and mergers and acquisitions.

He previously served as Chief Operating Officer, Chief Risk Officer, and Merger Executive at First Horizon. Prior to joining First Horizon, Valine held progressively executive level roles at Wachovia, the fourth largest financial institution in the United States at the time, including Chief Operating Officer of the Risk Management Division as well as the Head of Institutional Risk Group.

Valine graduated from Georgia State University and has completed the Risk Management Association’s Advance Risk Management program at the Wharton School of the University of Pennsylvania, Wachovia’s Executive Management programs at the University of North Carolina at Chapel Hill and Duke University. He is an award-winning author and has served as a visiting lecturer at the Wharton School of the University of Pennsylvania.

“Since inception, under Chips’ leadership, Live Oak Bank has created a unique business model and technology, culture, and incentive systems that bring a highly differentiated value to the bank’s associates and clients. I am pleased to join Live Oak’s board and see firsthand how their well-thought-out strategies are transforming financial services,” said Valine. “It is exciting to join a bank that combines first-class service and next-generation technology to support and empower America’s small businesses, and I am thrilled to be part of the team.”

About Live Oak Bancshares
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank

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